Exhibit 99.2

October 21, 2009

Dear Switch and Data Employee,

We announced today that Switch and Data has entered into an agreement with Equinix under which Equinix will acquire our company. The combination of our two companies gives us a broader scope to serve our customers’ global and North American needs, and the scale to continue to invest in new sites and power infrastructure to satisfy the market’s growing demand for data center services.

By combining our two businesses, we increase supply and geographic footprint for our customers. A combination of Equinix’s European and Asia-Pacific data center footprint and Switch and Data’s and Equinix’s broad North American site footprint gives our customers better access to the world’s population centers and the opportunity to partner with the most comprehensive data center services provider around the globe. In addition to the site capacity synergies, both Switch and Data and Equinix have a strong commitment to customer satisfaction. Both of our companies are well regarded for our operational excellence.

I am very proud of the business Switch and Data has built over the past 10 years. We successfully executed a strategy which improved our organic revenue growth from low single digits to north of 20% in five years. Switch and Data started with a handful of employees and one data center 10 years ago. We now employ 370 associates and operate 34 sites that aggregate and distribute worldwide digital content and commerce for the biggest network-centric brands. Since our IPO we have had 10 consecutive quarters of revenue and EBITDA growth. These are all exceptional achievements and markers of our success.

We expect that the acquisition will close in the first quarter of 2010, and until then we remain separate, competing businesses. Please ask your manager for direction if you have questions about our ongoing operations as competing businesses.

Attached is today’s press release with more details of this news. I will join this evening’s Equinix earnings call to discuss the acquisition with investors. We will hold a company-wide Town Hall meeting at 11am EDT tomorrow, 10/22 to discuss the news in more detail and answer your questions. In addition, your managers will give their teams instructions about how to respond to questions from our customers and other outside parties. You will be sent details of these meetings shortly.

Steve Smith, Equinix’s President and CEO would like to extend a few words of welcome to you all.

“The entire Equinix team and I are very excited about the strategic fit of Switch and Data. The value you bring will position the new Equinix as the most comprehensive data center services provider around the globe. From our complementary business models, to our high quality data center services solutions, to our shared commitment to customer care – this combination of assets and employee talent is a true win/win for all of us and the markets we serve. We look forward to welcoming the Switch and Data employees and customers to Equinix.”

It is important to remember that success is an ongoing journey. The customers we serve include the leaders in the global technology industry, and we compete for business with numerous data center service providers, including the leading global technology services giants. By creating a company with more than $1 billion in revenue and operations on four continents we are evolving our business to better serve our customers and compete on this larger global stage.

Thank you,

Keith

Important Information for Switch and Data Stockholders

This communication may be deemed to be solicitation material in respect of the proposed transaction between Equinix and Switch and Data. In connection with the proposed transaction involving Equinix and Switch and Data, Equinix plans to file with the SEC a Registration Statement on Form S-4 containing a Proxy Statement/Prospectus and each of Equinix and Switch and Data plan to file with the SEC other documents regarding the proposed transaction. The definitive Proxy Statement/Prospectus will be mailed to stockholders of Switch and Data. SWITCH AND DATA STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Switch and Data stockholders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus (when available) and other documents filed with the SEC by Equinix and Switch and Data through the website maintained by the SEC at www.sec.gov. In addition, Switch and Data stockholders will be able to obtain free copies of the Registration Statement and the Proxy Statement/Prospectus (when available) and other documents filed with the SEC from Equinix by directing a request to Equinix, Inc., 301 Velocity Way, Fifth Floor, Foster City, CA 94404, Attention: Investor Relations (telephone: 888-222-1162) or going to Equinix’s corporate website at www.equinix.com, or from Switch and Data by directing a request to Switch & Data Facilities Company, Inc., 1715 Westshore Boulevard, Suite 650, Tampa, FL 33607, Attention: Investor Relations (telephone: 866-797-2633) or going to Switch and Data’s corporate website at www.switchanddata.com.

Equinix, Switch and Data and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Equinix’s directors and executive officers is contained in its annual proxy statement filed with the SEC on April 23, 2009. Information regarding Switch and Data’s directors and executive officers is contained in Switch and Data’s annual proxy statement filed with the SEC on April 6, 2009. Additional information regarding the interests of such potential participants will be included in the Proxy Statement/Prospectus and the other relevant documents filed with the SEC (when available).